Exhibit 99.1

Great Western Bancorp, Inc. Announces Fiscal Year 2016 First Quarter Financial Results
Highlights for the First Quarter of Fiscal Year 2016

•	First quarter net income was $30.5 million, or $0.55 per share, compared to $26.7 million, or $0.46 per share, for the same quarter of fiscal year 2015

•	Net interest margin was consistent with the previous quarter at 3.98% while adjusted net interest margin[1] increased by 1 basis point to 3.73%

•	Net charge-offs during the quarter were negligible

•	The efficiency ratio[1] improved to 45.1% from 48.5% compared to the same quarter in fiscal year 2015, driven by a 4.5% increase in total revenue and a 2.8% reduction in tangible noninterest expense

•	Total loans grew $205.5 million or 2.8% during the quarter

•	Deposits grew $275.6 million or 3.7% during the quarter, with growth balanced across commercial and consumer accounts

Sioux Falls, SD - January 27, 2016 - Great Western Bancorp, Inc. (NYSE: GWB) today reported net income of $30.5 million, or $0.55 per share, for the quarter ended December 31, 2015, compared to net income of $26.7 million, or $0.46 per share, for the same quarter of fiscal year 2015. The increase was driven by higher net interest income, primarily attributable to robust loan growth, and a reduction in noninterest expense, resulting in a 45.1% efficiency ratio1.
"Today we are delivering a strong start to our new fiscal year with this net income result," said Ken Karels, President and Chief Executive Officer. "As always, we are focused on delivering profitable balance sheet growth and controlling our expense base. Both of these goals are evident in our results for the quarter."
Net Interest Income and Net Interest Margin2
Net interest income was $87.8 million for the first quarter of fiscal year 2016, an increase of $3.4 million, or 4.0%, compared to the same quarter in fiscal year 2015. The increase was driven by higher loan interest income attributable to loan growth and lower deposit interest expense resulting from a lower cost of deposits.
Net interest margin was 3.98%, 3.98% and 3.91%, respectively, for the quarters ended December 31, 2015, September 30, 2015 and December 31, 2014. Adjusted net interest margin1, which adjusts for the realized gain (loss) on interest rate swaps, was 3.73%, 3.72% and 3.67%, respectively, for the same periods. Net interest margin and adjusted net interest margin1 were 7 and 6 basis points higher, respectively, compared to the same quarter of fiscal year 2015, primarily as a result of a 3 basis point decrease in cost of deposits and a change in asset mix away from lower-yielding cash. On a sequential quarter basis, the yield on total loans and the cost of deposits remained stable at 4.85% and 0.30%, respectively, while yield on investment securities increased by 6 basis points and cost of borrowings increased by 20 basis points, contributing to a 1 basis point increase in adjusted net interest margin1 and a stable net interest margin.
Loan growth during the quarter ended December 31, 2015 was $205.5 million, or 2.8%. Growth was again focused in the agriculture ($107.8 million or 5.8% growth) and commercial real estate (i.e. CRE, $116.3 million or 4.1% growth) segments of the portfolio. Consistent with prior years, a portion of the growth in agriculture loan balances at the end of the calendar year represents certain customers' tax planning strategies and we anticipate repayment in the first calendar quarter of 2016. The majority of CRE loan growth was driven by construction and development lending as demand for commercial investment continues to be strong in many of the Company's key markets and a relatively mild winter is allowing more construction activity than normal in certain geographic areas. The net growth in construction and development lending represents a diverse range of projects with a continued focus on limiting exposure to land development and other projects that are speculative in nature. Overall, loan growth continues to be focused on the commercial and agriculture segments of the portfolio, in line with strategy.

1 This is a non-GAAP measure management believes is helpful to understanding trends in the business that may not be fully apparent based only on the most comparable GAAP measure. Further information on this measure and a reconciliation to the most comparable GAAP measure is provided at the end of this release.
2 All references to net interest income and net interest margin are presented on a fully-tax equivalent basis unless otherwise noted.

Exhibit 99.1

Total deposits grew by $275.6 million, or 3.7%, during the quarter. Deposit growth occurred within noninterest-bearing and interest-bearing transaction, savings and money market accounts, partially offset by a continued decline in higher cost time deposits and was balanced across commercial and consumer accounts. FHLB and other borrowings were reduced by $130.0 million or 22.4% as a result of deposit growth during the quarter and a small reduction in the balance of cash and due from banks.
Provision for Loan Losses and Asset Quality
Provision for loan losses was $3.9 million for the quarter ended December 31, 2015, compared to $3.3 million in the same quarter of fiscal year 2015. Net charge-offs for the quarter were negligible, comprised of $0.8 million of recoveries and $0.7 million of charge-offs. For the comparable period in fiscal year 2015, a net recovery of $1.0 million was recognized. The ratio of ALLL to total loans was 0.81% at December 31, 2015, up from 0.78% at September 30, 2015 and 0.74% at December 31, 2014. Both the specific and general portions of the ALLL increased during the quarter with a portion of the growth in the general ALLL attributable to net loan growth.
At December 31, 2015, nonaccrual loans were $54.4 million, with $4.9 million of the balance covered by FDIC loss-sharing arrangements. Total nonaccrual loans decreased by $13.9 million during the quarter and by $14.1 million compared to same quarter in fiscal year 2015. The decrease is primarily due to one significant payoff in the commercial non-real estate portfolio of $7.2 million and partial payments totaling $6.7 million within the agriculture portfolio. Total OREO balances were $15.5 million as of December 31, 2015, a decrease of $0.4 million, or 2.4%, compared to September 30, 2015 and a decrease of $27.9 million, or 64.3%, compared to December 31, 2014.
Loans graded "Watch" were $298.6 million at December 31, 2015, a decrease of $11.8 million, or 3.8%, compared to September 30, 2015, while loans graded "Substandard" increased by $46.3 million, or 25.2%, to $229.9 million. Agriculture Substandard loans increased by $46.7 million and CRE Substandard loans increased by $14.9 million, partially offset by a $15.4 million decrease in commercial non-real estate Substandard loans. The increase in Substandard loans is primarily comprised of a small number of larger credits, which in most instances represents the progression of assets that generated elevated Watch loans in fiscal year 2015 through the workout process. Management continues to believe that strong secondary sources of payment exist for the majority of Substandard loans, providing additional safeguards in the event that customers' operating cash flows cease to cover debt service obligations.
Total credit-related charges increased compared to the previous quarter, but decreased significantly compared to the same quarter in fiscal year 2015. A summary of total credit-related charges incurred during the current, prior and comparable quarters is presented below:

GREAT WESTERN BANCORP, INC.
Summary of Credit-Related Charges (Unaudited)
(Dollars in thousands)		For the three months ended:
Item	Included within F/S Line Item(s):	December 31, 2015	September 30, 2015	December 31, 2014
Provision for loan losses	Provision for loan losses	$3,889	$1,633	$3,319
Net OREO charges	Net loss (gain) on repossessed property and other related expenses	(110)	(165)	1,846
Reversal (recovery) of interest income on nonaccrual loans	Interest income on loans	(140)	117	(162)
Loan fair value adjustment related to credit	Net increase (decrease) in fair value of loans at fair value	(189)	265	2,223
Total		$3,450	$1,850	$7,226
Noninterest Income
Noninterest income was $8.6 million for the first quarter ended December 31, 2015, an increase of $0.7 million, or 9.4%, compared to the first quarter of fiscal year 2015. Included within noninterest income are the changes in fair value of certain loans for which the Company has elected the fair value option and the net gain (loss), realized and unrealized, of the related derivatives used to manage the interest rate risk on these loans. On a net basis, these two components of noninterest income accounted for an increase of $2.0 million, while noninterest income from product and service fees declined by $1.3 million. The Company recognized a total write-off of $0.4 million on two security holdings, while wealth management income and gain on sale of loans (i.e., mortgage) each declined by $0.3 million compared to the same quarter in fiscal year 2015. Deposit

Exhibit 99.1

service charges increased by $0.1 million on the strength of commercial deposit service charges and interchange income, partially offset by lower overdraft/non-sufficient funds income.
Noninterest Expense
Total noninterest expense was $44.2 million for the first quarter ended December 31, 2015, a decrease of $2.9 million, or 6.1%, compared to the same quarter in fiscal year 2015. The decrease in noninterest expense was primarily driven by a $2.0 million reduction in repossessed property and other related expenses (i.e., "OREO") and a $1.6 million reduction in scheduled amortization of intangible assets, partially offset by a $1.2 million increase in salaries and employee benefits. The increase in salaries and employee benefits was driven by the increased costs of certain roles related to operating as a public company, a net increase in the number of business (including agriculture) bankers and higher health insurance costs. Occupancy, communication and professional fee expenses decreased, while data processing expenses increased.
The efficiency ratio1 was 45.1% for the quarter, compared to 48.5% for the same quarter of fiscal year 2015.
Provision for Income Taxes
The provision for income taxes for the first quarter ended December 31, 2015 was $16.0 million, reflecting an effective tax rate of 34.5% of income before income taxes. This compares to an effective tax rate of 33.9% for the first quarter of fiscal year 2015 and an effective tax rate of 29.6% for the fourth quarter of fiscal year 2015, which was significantly lower due to a $1.7 million nonrecurring item related to the resolution of a deferred tax item.
Capital
Tier 1 and total capital ratios were 10.9% and 12.2%, respectively, as of December 31, 2015, compared to 10.9% and 12.1%, respectively, as of September 30, 2015. The common equity tier 1 capital ratio was 10.2% as of December 31, 2015 and 10.1% as of September 30, 2015. The tier 1 leverage ratio was 9.4% as of December 31, 2015 and 9.1% as of September 30, 2015. All regulatory capital ratios remain above regulatory minimums to be considered "well capitalized."
On January 27, 2016, the Company’s board of directors declared a dividend of $0.14 per common share payable on February 23, 2016 to owners of record as of close of business on February 11, 2016. The aggregate dividend payment will be approximately $7.7 million.
Business Outlook
"We are pleased with the business momentum and results that we delivered for the first quarter of the fiscal year," added Karels. "We continue to expect some volatility in loan balances through the remainder of the year, but remain optimistic that we will be able to deliver mid- to high-single digit loan growth for the full year. Furthermore, we are excited to continue the process of obtaining the appropriate approvals and look forward to integrating Home Federal Bank into our operations, adding size, scope and scale to what we already to do serve our customers every day, without distracting us from serving our existing customers."
Conference Call
Great Western Bancorp, Inc. will host a conference call to discuss its financial results for the first quarter of fiscal year 2016 on Wednesday, January 27, 2016 at 7:30 AM (CT). The call can be accessed by dialing (855) 238-8837 approximately 10 minutes prior to the start time. Please ask to be joined into the Great Western Bancorp, Inc. (GWB) call. International callers should dial (412) 542-4114. The call will also be broadcast live over the Internet and can be accessed in the Investor Relations section of Great Western’s website at www.greatwesternbank.com. A replay will be available beginning one hour following the conference call and ending on February 10, 2016. To access the replay, dial (877) 344-7529 (U.S.) and use conference ID 10078319. International callers should dial (412) 317-0088 and enter the same conference ID number.
Annual Stockholder Meeting
The Company's Board of Directors has set the Great Western Bancorp, Inc. Annual Stockholder Meeting for Monday, February 8, 2016. The meeting will commence at 9:00 AM Mountain Standard Time at the JW Marriott Phoenix Desert Ridge Conference Center, 5350 East Marriott Drive, Phoenix, Arizona. The record date for determination of stockholders entitled to notice of, and to vote at, the Annual Stockholder Meeting is December 18, 2015.

Exhibit 99.1

About Great Western Bancorp, Inc.
Great Western Bancorp, Inc. is the holding company for Great Western Bank, a full-service regional bank focused on relationship-based business and agribusiness banking. Great Western Bank offers small and mid-sized businesses a focused suite of financial products and a range of deposit and loan products to retail customers through several channels, including the branch network, online banking system, mobile banking applications and customer care centers. The bank services its customers through 158 branches in seven states: South Dakota, Iowa, Nebraska, Colorado, Arizona, Kansas and Missouri. To learn more about Great Western Bank visit www.greatwesternbank.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements about Great Western Bancorp, Inc.’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. In particular, the statements included in this press release concerning Great Western Bancorp, Inc.’s expected performance and strategy, and the interest rate environment, beyond fiscal year 2015, and any statements regarding the proposed merger of HF Financial Corp. ("HF Financial") into Great Western Bancorp, Inc., are not historical facts and are forward-looking. Accordingly, the forward-looking statements in this press release are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed. All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in the sections titled “Item 1A. Risk Factors” and "Cautionary Note Regarding Forward-Looking Statements" in Great Western Bancorp, Inc.’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015, including the Risk Factor related to risks associated with completed and potential acquisitions, all of which apply to the pending acquisition of HF Financial. Further, any forward-looking statement speaks only as of the date on which it is made, and Great Western undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Important Additional Information and Where to Find It
In connection with the Agreement and Plan of Merger by and between Great Western and HF Financial, Great Western will file with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 that will contain a proxy statement of HF Financial and a prospectus of Great Western, as well as other relevant documents concerning the proposed transaction. STOCKHOLDERS OF HF FINANCIAL ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT GREAT WESTERN, HF FINANCIAL AND THE PROPOSED TRANSACTION. The Registration Statement, including the proxy statement/prospectus, and other relevant materials (when they become available), and any other documents filed by Great Western and HF Financial with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. Documents filed by Great Western with the SEC, including the Registration Statement, may also be obtained free of charge from Great Western’s website (www.greatwesternbank.com) under the “Investor Relations” heading and the “SEC Filings” sub-heading, or by directing a request to Great Western’s Investor Relations contact, David Hinderaker at david.hinderaker@greatwesternbank.com. Documents filed by HF Financial with the SEC may also be obtained free of charge from HF Financial's website (www.homefederal.com) under the “Investor Relations” heading and the “SEC Filings” sub-heading, or by directing a request to HF Financial's Investor Relations contact, Pamela F. Russo at prusso@homefederal.com.

Great Western, HF Financial, and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of HF Financial, in connection with the proposed merger transaction. Information about the directors and executive officers of Great Western is available in Great Western’s definitive proxy statement for its 2016 annual meeting of stockholders as filed with the SEC on January 4, 2016, and other documents subsequently filed by Great Western with the SEC. Information about the directors and executive officers of HF Financial, is available in HF Financial’s definitive proxy statement, for its 2015 annual meeting of stockholders as previously filed with the SEC on October 16, 2015. Other information regarding the participants and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Registration Statement and including the proxy statement/prospectus, and other relevant documents regarding the transaction filed with the SEC when they become available.

Exhibit 99.1

No Offer or Solicitation
This communication is not a solicitation of a proxy from any stockholder of HF Financial and is not a substitute for the proxy statement/prospectus that will be sent to the stockholders of HF Financial in connection with the proposed merger. This communication is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, any securities in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of any applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933.

Exhibit 99.1

GREAT WESTERN BANCORP, INC.
Consolidated Financial Data (Unaudited)
(Dollars in thousands except per share amounts)

	At or for the three months ended:
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Operating Data:
Interest and dividend income (FTE)	$95,310	$94,499	$93,582	$89,794	$92,082
Interest expense	7,527	7,296	7,340	7,579	7,669
Noninterest income	8,644	9,049	10,005	6,936	7,900
Noninterest expense	44,220	44,835	46,430	48,438	47,091
Provision for loan losses	3,889	1,633	4,410	9,679	3,319
Net income	30,461	33,812	28,832	19,724	26,697
Earnings per common share[2]	$0.55	$0.60	$0.50	$0.34	$0.46

Performance Ratios:
Net interest margin (FTE)[3]	3.98%	3.98%	3.95%	3.89%	3.91%
Adjusted net interest margin (FTE)1 3	3.73%	3.72%	3.70%	3.64%	3.67%
Return on average total assets[3]	1.23%	1.38%	1.18%	0.83%	1.10%
Return on average common equity[3]	8.3%	9.2%	7.8%	5.5%	7.4%
Return on average tangible common equity1 3	16.2%	18.1%	15.8%	11.8%	15.8%
Efficiency ratio[1]	45.1%	45.8%	46.4%	51.7%	48.5%

Capital:
Tier 1 capital ratio	10.9%	10.9%	11.5%	11.6%	11.8%
Total capital ratio	12.2%	12.1%	12.5%	12.6%	12.9%
Tier 1 leverage ratio	9.4%	9.1%	9.4%	9.3%	9.1%
Common equity tier 1 ratio	10.2%	10.1%	10.8%	10.8%	*
Tangible common equity / tangible assets[1]	8.3%	8.3%	8.6%	8.4%	8.3%

Asset Quality:
Nonaccrual loans	$54,351	$68,289	$68,117	$74,332	$68,454
OREO	$15,503	$15,892	$21,969	$43,565	$43,442
Nonaccrual loans / total loans	0.72%	0.93%	0.94%	1.05%	0.98%
Net charge-offs (recoveries)	$(39)	$363	$906	$9,073	$(983)
Net charge-offs (recoveries) / average total loans[3]	0.00%	0.02%	0.05%	0.52%	(0.06)%
Allowance for loan losses / total loans	0.81%	0.78%	0.77%	0.74%	0.74%
Watch-rated loans	$298,620	$310,379	$322,256	$384,448	$275,473

[1] This is a non-GAAP financial measure management believes is helpful to interpreting our financial results. See the tables at the end of this document for the calculation of the measure and reconciliation to the most comparable GAAP measure.

[2] Share dilution calculated for each quarterly period was minimal and, as such, diluted EPS equals EPS for all periods presented.
[3] Annualized for all partial-year periods.
* Not applicable for period presented.

Exhibit 99.1

GREAT WESTERN BANCORP, INC.
Consolidated Income Statement (Unaudited)
(Dollars in thousands)

	For the three months ended:
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Interest and dividend income
Loans	$87,197	$86,480	$85,240	$82,394	$84,344
Taxable securities	5,987	5,923	5,984	5,379	5,687
Nontaxable securities	12	15	10	13	13
Dividends on securities	213	250	489	258	250
Federal funds sold and other	75	53	155	160	284
Total interest and dividend income	93,484	92,721	91,878	88,204	90,578
Interest expense
Deposits	5,665	5,587	5,776	5,984	6,015
Securities sold under agreements to repurchase	139	133	134	150	146
FHLB advances and other borrowings	916	925	867	893	946
Related party notes payable	—	79	233	227	232
Subordinated debentures and subordinated notes payable	807	572	330	325	330
Total interest expense	7,527	7,296	7,340	7,579	7,669
Net interest income	85,957	85,425	84,538	80,625	82,909
Provision for loan losses	3,889	1,633	4,410	9,679	3,319
Net interest income after provision for loan losses	82,068	83,792	80,128	70,946	79,590
Noninterest income
Service charges and other fees	10,467	10,238	9,627	8,871	10,398
Wealth management fees	1,612	1,658	1,972	1,825	1,957
Net gain on sale of loans	1,270	1,667	1,903	1,580	1,544
Net gain (loss) on sale of securities	(354)	259	—	—	51
Net increase (decrease) in fair value of loans at fair value	(14,901)	28,828	(24,394)	15,208	17,100
Net realized and unrealized gain (loss) on derivatives	9,439	(34,731)	18,946	(21,698)	(24,605)
Other	1,111	1,130	1,951	1,150	1,455
Total noninterest income	8,644	9,049	10,005	6,936	7,900
Noninterest expense
Salaries and employee benefits	25,296	25,273	26,612	24,673	24,088
Data processing	5,246	5,338	4,657	4,708	4,828
Occupancy expenses	3,591	3,640	3,161	3,984	4,024
Professional fees	3,108	3,560	3,289	3,603	3,572
Communication expenses	934	1,026	1,031	1,225	1,173
Advertising	920	1,070	1,196	946	728
Equipment expenses	904	949	1,075	925	956
Net loss (gain) on repossessed property and other related expenses	(110)	(165)	1,067	2,634	1,846
Amortization of core deposits and other intangibles	709	708	1,776	2,313	2,313
Other	3,622	3,436	2,566	3,427	3,563
Total noninterest expense	44,220	44,835	46,430	48,438	47,091
Income before income taxes	46,492	48,006	43,703	29,444	40,399
Provision for income taxes	16,031	14,194	14,871	9,720	13,702
Net income	$30,461	$33,812	$28,832	$19,724	$26,697

Exhibit 99.1

GREAT WESTERN BANCORP, INC.
Summarized Consolidated Balance Sheet (Unaudited)
(Dollars in thousands)

	As of:
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Assets
Cash and due from banks	$212,710	$237,770	$187,171	$358,440	$428,186
Securities	1,317,605	1,327,327	1,410,475	1,402,508	1,263,983
Total loans	7,530,660	7,325,198	7,245,239	7,072,465	6,986,765
Allowance for loan losses	(61,128)	(57,200)	(55,930)	(52,426)	(51,820)
Loans, net	7,469,532	7,267,998	7,189,309	7,020,039	6,934,945
Goodwill and other intangible assets	704,217	704,926	705,634	707,410	709,723
Other assets	253,151	260,633	271,570	293,248	304,424
Total assets	$9,957,215	$9,798,654	$9,764,159	$9,781,645	$9,641,261

Liabilities and stockholders' equity
Noninterest-bearing deposits	$1,506,868	$1,368,453	$1,360,722	$1,374,589	$1,381,887
Interest-bearing deposits	6,155,750	6,018,612	5,996,966	6,113,109	5,857,319
Total deposits	7,662,618	7,387,065	7,357,688	7,487,698	7,239,206
Securities sold under agreements to repurchase	187,871	185,271	161,559	163,343	190,585
FHLB advances and other borrowings	451,000	581,000	590,520	475,019	575,085
Other liabilities	180,210	185,972	166,541	186,033	185,015
Total liabilities	8,481,699	8,339,308	8,276,308	8,312,093	8,189,891
Stockholders' equity	1,475,516	1,459,346	1,487,851	1,469,552	1,451,370
Total liabilities and stockholders' equity	$9,957,215	$9,798,654	$9,764,159	$9,781,645	$9,641,261

GREAT WESTERN BANCORP, INC.
Loan Portfolio Summary (Unaudited)
(Dollars in thousands)

	As of		Fiscal year-to-date:
	December 31, 2015	September 30, 2015	Change ($)	Change (%)
Commercial non-real estate	$1,586,501	$1,610,828	$(24,327)	(1.5)%
Agriculture	1,969,269	1,861,465	107,804	5.8%
Construction and development	336,679	256,697	79,982	31.2%
Owner-occupied CRE	1,081,617	1,122,041	(40,424)	(3.6)%
Non-owner-occupied CRE	1,286,063	1,227,354	58,709	4.8%
Multifamily residential real estate	257,681	239,656	18,025	7.5%
Commercial real estate	2,962,040	2,845,748	116,292	4.1%
Residential real estate	927,138	921,827	5,311	0.6%
Consumer	69,787	73,049	(3,262)	(4.5)%
Other[1]	40,719	38,371	2,348	6.1%
Total unpaid principal balance	7,555,454	7,351,288	204,166	2.8%
Less: Unamortized discount on acquired loans and unearned net deferred fees and costs and loans in process	(24,794)	(26,090)	1,296	(5.0)%
Total loans	$7,530,660	$7,325,198	$205,462	2.8%

[1] Other loans primarily include consumer and commercial credit cards and customer deposit account overdrafts.

Exhibit 99.1

GREAT WESTERN BANCORP, INC.
Net Interest Margin (FTE) (Unaudited)
(Dollars in thousands)

	For the three months ended:
	December 31, 2015			September 30, 2015			December 31, 2014
	Average Balance	Interest (FTE)[1]	Yield / Cost[2]	Average Balance	Interest (FTE)[1]	Yield / Cost[2]	Average Balance	Interest (FTE)[1]	Yield / Cost[2]
Assets
Cash and due from banks	$101,034	$75	0.30%	$72,054	$53	0.29%	$442,902	$284	0.25%
Investment securities	1,366,356	6,212	1.81%	1,400,485	6,188	1.75%	1,336,235	5,950	1.77%
Loans, other than loans acquired with deteriorated credit quality, net	7,193,143	87,393	4.83%	7,108,598	86,613	4.83%	6,626,507	82,876	4.96%
Loans acquired with deteriorated credit quality, net	104,116	1,630	6.23%	112,334	1,645	5.81%	151,044	2,972	7.81%
Loans, net	7,297,259	89,023	4.85%	7,220,932	88,258	4.85%	6,777,551	85,848	5.03%
Total interest-earning assets	8,764,649	95,310	4.33%	8,693,471	94,499	4.31%	8,556,688	92,082	4.27%
Noninterest-earning assets	1,048,032			1,048,844			1,109,386
Total assets	$9,812,681	$95,310	3.86%	$9,742,315	$94,499	3.85%	$9,666,074	$92,082	3.78%

Liabilities and Stockholders' Equity
Noninterest-bearing deposits	$1,390,952			$1,315,345			$1,492,262
NOW, MMDA and savings deposits	4,757,432	$3,372	0.28%	4,626,315	$3,185	0.27%	4,149,871	$2,651	0.25%
CDs	1,351,110	2,293	0.68%	1,408,155	2,402	0.68%	1,683,865	3,364	0.79%
Total deposits	7,499,494	5,665	0.30%	7,349,815	5,587	0.30%	7,325,998	6,015	0.33%
Securities sold under agreements to repurchase	177,063	139	0.31%	164,843	133	0.32%	167,835	146	0.35%
FHLB advances and other borrowings	481,762	916	0.76%	597,758	925	0.61%	566,486	946	0.66%
Related party notes payable	—	—	—%	13,321	79	2.35%	41,295	232	2.23%
Subordinated debentures and subordinated notes payable	90,739	807	3.54%	79,756	572	2.85%	56,083	330	2.33%
Total borrowings	749,564	1,862	0.99%	855,678	1,709	0.79%	831,699	1,654	0.79%
Total interest-bearing liabilities	8,249,058	$7,527	0.36%	8,205,493	$7,296	0.35%	8,157,697	$7,669	0.37%
Noninterest-bearing liabilities	99,173			80,450			74,540
Stockholders' equity	1,464,450			1,456,372			1,433,837
Total liabilities and stockholders' equity	$9,812,681			$9,742,315			$9,666,074
Net interest spread			3.50%			3.50%			3.41%
Net interest income and net interest margin (FTE)[1]		$87,783	3.98%		$87,203	3.98%		$84,413	3.91%
Less: Tax equivalent adjustment		1,826			1,778			1,504
Net interest income and net interest margin - ties to Statements of Comprehensive Income		$85,957	3.90%		$85,425	3.90%		$82,909	3.84%

[1] These are non-GAAP financial measures management believes are helpful to interpreting our financial results. See the tables at the end of this document for the calculation of the measures and reconciliation to the most comparable GAAP measure.

[2] Annualized for all partial-year periods.

Non-GAAP Measures and Reconciliation
We rely on certain non-GAAP measures in making financial and operational decisions about our business. We believe that each of the non-GAAP measures presented is helpful in highlighting trends in our business, financial condition and results of operations which might not otherwise be apparent when relying solely on our financial results calculated in accordance with U.S. generally accepted accounting principles, or GAAP.
In particular, we evaluate our profitability and performance based on our cash net income and return on average tangible common equity, each of which excludes the effects of amortization expense relating to intangible assets and related tax effects

Exhibit 99.1

from the acquisition of us by National Australia Bank Limited and our acquisitions of other institutions. We believe these measures help highlight trends associated with our financial condition and results of operations by providing net income and return information based on our cash payments and receipts during the applicable period.
We also evaluate our profitability and performance based on our adjusted net interest income, adjusted net interest margin, adjusted interest income on loans other than loans acquired with deteriorated credit quality and adjusted yield on loans other than loans acquired with deteriorated credit quality. We adjust each of these four measures to include the current realized gain (loss) of derivatives we use to manage interest rate risk on certain of our loans, which we believe economically offsets the interest income earned on the loans. Similarly, we evaluate our operational efficiency based on our efficiency ratio, which excludes the effect of amortization of core deposit and other intangibles (a non-cash expense item) and includes the tax benefit associated with our tax-advantaged loans.
We evaluate our financial condition based on the ratio of our tangible common equity to our tangible assets. Our calculation of this ratio excludes the effect of our goodwill and other intangible assets. We believe this measure is helpful in highlighting the common equity component of our capital and because of its focus by federal bank regulators when reviewing the health and strength of financial institutions in recent years and when considering regulatory approvals for certain actions, including capital actions.
Reconciliations for each of these non-GAAP financial measures to the closest GAAP financial measures are included in the tables below. Each of the non-GAAP measures presented should be considered in context with our GAAP financial results included in this release.

GREAT WESTERN BANCORP, INC.
Reconciliation of Non-GAAP Measures (Unaudited)
(Dollars in thousands)

	At or for the three months ended:
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Cash net income and return on average tangible common equity:
Net income	$30,461	$33,812	$28,832	$19,724	$26,697
Add: Amortization of intangible assets	709	708	1,776	2,313	2,313
Add: Tax on amortization of intangible assets	(220)	(220)	(220)	(220)	(220)
Cash net income	$30,950	$34,300	$30,388	$21,817	$28,790

Average common equity	$1,464,450	$1,456,372	$1,476,556	$1,458,131	$1,433,837
Less: Average goodwill and other intangible assets	704,576	705,284	706,526	708,782	711,088
Average tangible common equity	$759,874	$751,088	$770,030	$749,349	$722,749
Return on average common equity *	8.3%	9.2%	7.8%	5.5%	7.4%
Return on average tangible common equity *	16.2%	18.1%	15.8%	11.8%	15.8%

* Calculated as net income divided by average common equity and cash net income divided by average tangible common equity, respectively. Annualized for partial-year periods.

Exhibit 99.1

GREAT WESTERN BANCORP, INC.
Reconciliation of Non-GAAP Measures (Unaudited)
(Dollars in thousands)

	At or for the three months ended:
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Adjusted net interest income and adjusted net interest margin (fully-tax equivalent basis):
Net interest income	$85,957	$85,425	$84,538	$80,625	$82,909
Add: Tax equivalent adjustment	1,826	1,778	1,704	1,590	1,504
Net interest income (FTE)	87,783	87,203	86,242	82,215	84,413
Add: Current realized derivative gain (loss)	(5,652)	(5,637)	(5,416)	(5,307)	(5,282)
Adjusted net interest income (FTE)	$82,131	$81,566	$80,826	$76,908	$79,131

Average interest earning assets	$8,764,649	$8,693,471	$8,756,244	$8,560,477	$8,556,688
Net interest margin (FTE) *	3.98%	3.98%	3.95%	3.89%	3.91%
Adjusted net interest margin (FTE) **	3.73%	3.72%	3.70%	3.64%	3.67%

* Calculated as net interest income (FTE) divided by average interest earning assets. Annualized for partial-year periods.
** Calculated as adjusted net interest income (FTE) divided by average interest earning assets. Annualized for partial-year periods.

Adjusted interest income and adjusted yield (fully-tax equivalent basis), on loans other than loans acquired with deteriorated credit quality:
Interest income	$85,567	$84,835	$83,094	$80,317	$81,372
Add: Tax equivalent adjustment	1,826	1,778	1,704	1,590	1,504
Interest income (FTE)	87,393	86,613	84,798	81,907	82,876
Add: Current realized derivative gain (loss)	(5,652)	(5,637)	(5,416)	(5,307)	(5,282)
Adjusted interest income (FTE)	$81,741	$80,976	$79,382	$76,600	$77,594

Average loans other than loans acquired with deteriorated credit quality	$7,193,143	$7,108,598	$6,995,340	$6,828,510	$6,626,507
Yield (FTE) *	4.83%	4.83%	4.86%	4.86%	4.96%
Adjusted yield (FTE) **	4.52%	4.52%	4.55%	4.55%	4.65%

* Calculated as interest income (FTE) divided by average loans. Annualized for partial-year periods.
** Calculated as adjusted interest income (FTE) divided by average loans. Annualized for partial-year periods.

Efficiency ratio:
Total revenue	$94,601	$94,474	$94,543	$87,561	$90,809
Add: Tax equivalent adjustment	1,826	1,778	1,704	1,590	1,504
Total revenue (FTE)	$96,427	$96,252	$96,247	$89,151	$92,313

Noninterest expense	$44,220	$44,835	$46,430	$48,438	$47,091
Less: Amortization of intangible assets	709	708	1,776	2,313	2,313
Tangible noninterest expense	$43,511	$44,127	$44,654	$46,125	$44,778
Efficiency ratio *	45.1%	45.8%	46.4%	51.7%	48.5%

* Calculated as the ratio of tangible noninterest expense to total revenue (FTE).

Exhibit 99.1

GREAT WESTERN BANCORP, INC.
Reconciliation of Non-GAAP Measures (Unaudited)
(Dollars in thousands)

	At or for the three months ended:
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Tangible common equity and tangible common equity to tangible assets:
Total stockholders' equity	$1,475,516	$1,459,346	$1,487,851	$1,469,552	$1,451,370
Less: Goodwill and other intangible assets	704,217	704,926	705,634	707,410	709,723
Tangible common equity	$771,299	$754,420	$782,217	$762,142	$741,647

Total assets	$9,957,215	$9,798,654	$9,764,159	$9,781,645	$9,641,261
Less: Goodwill and other intangible assets	704,217	704,926	705,634	707,410	709,723
Tangible assets	$9,252,998	$9,093,728	$9,058,525	$9,074,235	$8,931,538
Tangible common equity to tangible assets	8.3%	8.3%	8.6%	8.4%	8.3%

GREAT WESTERN BANCORP, INC.

Media Contact:
Ann Nachtigal, 605-988-9217
ann.nachtigal@greatwesternbank.com

Investor Relations Contact:
David Hinderaker, 605-988-9253
david.hinderaker@greatwesternbank.com